Exhibit 99.1
Cronos Group Reports 2021 First Quarter Results

Receives processing license for the commercial production and sale of cannabinoids using biosynthesis

Announces plans to launch Spinach™ branded edibles to the Canadian adult-use market

Launches transformative Lord Jones™ brand campaign entitled, "A Higher Order"

Cronos Israel expands PEACE NATURALS™ brand into the pre-roll category in the Israeli medical market

TORONTO, May 7, 2021 - Cronos Group Inc. (NASDAQ: CRON) (TSX: CRON) (“Cronos Group” or the “Company”), today announces its 2021 First Quarter business results.

“This quarter for Cronos Group would not have been possible without the tenacious and innovative efforts put forward by every Cronos employee across our organization. In the first quarter of 2021 our results in Canada were impacted by market dynamics due to the COVID-19 pandemic and ensuing stay-at-home orders and various other restrictions. Despite this, we continued to push forward our innovation pipeline and execute on our strategy, which was a true testament to the strength of our team,” said Kurt Schmidt, President and CEO, Cronos Group.

“In March, we were recognized as one of Fast Company’s Most Innovative Companies for our joint venture with Ginkgo Bioworks to produce cannabinoids using biosynthesis. Our partnership with Ginkgo is critical to executing our Company’s vision: to transform industries through cannabinoid innovation. A critical component to commercializing fermented cannabinoids is a Health Canada processing license, which Cronos Fermentation received in April. Receiving this license is a great accomplishment and I am looking forward to bringing our innovative product pipeline to market over time utilizing this technology. This partnership is a global effort for our organization, and it is a great demonstration of how our research and development and innovation teams across regions work together to push critical projects forward. Last month, we also announced our U.S. Cronos Employees Political Action Committee as well as a robust Marketing Code of Conduct that all of our brands and employees have pledged to uphold. We’re proud to be on the record supporting responsible legalization efforts in the United States.”

Financial Results

(in thousands of U.S. dollars)	Three months ended March 31,	Change
2021	2020	$	%
Net revenue
United States	$2,441	$2,176	$265	12%
Rest of World	10,170	6,256	3,914	63%
Consolidated net revenue	12,611	8,432	4,179	50%

Gross profit (loss)	$(2,963)	$(6,476)	$3,513	(54)%
Gross margin	(23)%	(77)%	N/A	54	pp

Adjusted EBITDA (i)	$(37,075)	$(37,055)	$(20)	—%

Other Data
Cash and cash equivalents (ii)	$1,024,450	$1,128,396	$(103,946)	(9)%
Short-term investments (ii)	214,925	206,230	8,695	4%
Capital expenditures	7,072	7,516	(444)	(6)%

 (i)  See “Non-GAAP Measures” for more information, including a reconciliation of adjusted earnings (loss) before interest, taxes, depreciation and amortization (“Adjusted EBITDA”)
(ii)  Dollar amounts are as of the last day of the period indicated

First Quarter 2021
•Net revenue of $12.6 million in Q1 2021 increased by $4.2 million from Q1 2020. The increase year-over-year was primarily driven by continued growth in the adult-use Canadian cannabis market, sales in the Israeli medical cannabis market, and an increase in sales in the U.S. segment driven by new U.S. hemp-derived CBD products introductions, partially offset by strategic price reductions on various adult-use cannabis products in Canada in the second half of 2020.
•Gross loss of $3.0 million in Q1 2021 decreased by $3.5 million from Q1 2020. The decrease in losses year-over-year was primarily driven by an increase in net revenue and a decrease in inventory write-downs in the Rest of World ("ROW") segment.
•Adjusted EBITDA loss of $37.1 million in Q1 2021 increased marginally from Q1 2020. The marginal increase in losses year-over-year was primarily driven by an increase in sales and marketing costs due to brand development in the U.S. segment, and an increase in research and development ("R&D") costs driven by increased spending on product development and developing cannabinoid intellectual property. Partially offset by decreases in sales and marketing spend in the ROW segment, gross loss and general and administrative expenses.

Business Updates

Brand and Product Portfolio

In April 2021, Cronos Group announced that its Lord Jones™ brand launched a brand campaign entitled, "A Higher Order". The campaign features new creative assets along with a mix of market activations including out-of-home advertising and television spots in select U.S. test markets. This new Lord Jones™ campaign reaffirms the Company’s commitment to robust, breakthrough marketing and brand building that aims to bring high-quality U.S. hemp-derived CBD products to adult consumers.

In the coming weeks, Cronos Group’s mainstream adult-use brand, Spinach™, intends to launch edibles, a new product category for Cronos Group, in the Canadian adult-use market. This product has been developed by the Company’s world class innovation and R&D teams in partnership with various teams throughout the organization such as consumer insights, marketing, and sales. Cronos Group approaches product launches with an aim to be the best, not necessarily the first. The adult-use edibles are differentiated from what is currently on the market and seeks to provide an elevated experience for the consumer. The Company’s new edible capabilities will serve as a platform for future innovation that is expected to provide Cronos Group with a robust competitive advantage.

In April 2021, the Lord Jones™ brand launched a new product, the Lord Jones™ CBD Bump & Smooth Body Serum, which is designed to deliver non-abrasive chemical exfoliation that reduces bumpiness to reveal smoother, brighter looking skin. The product is available on the Lord Jones™ website and is expected to be on Sephora’s website and in their retail outlets in the coming weeks.

In the first quarter of 2021, Cronos Israel successfully launched PEACE NATURALS™ branded pre-rolls into the Israeli medical cannabis market. This launch follows the successful launch of dried flower and oils to the Israeli medical cannabis market in 2020. Cronos Israel continues to execute in Israel's rapidly growing market.

Global Supply Chain

In the first quarter of 2021, Natuera, the Company’s joint venture in Latin America, successfully exported THC cannabis derivatives from Colombia to the U.S. for R&D purposes. The import was conducted under a U.S. Drug Enforcement Administration ("DEA") permit for R&D purposes. Additionally, Natuera’s wholly owned subsidiary has been granted quotas by Colombia's Ministry of Justice and Law and Ministry of Health and Social Protection for the cultivation and manufacture of psychoactive cannabis into THC products for commercial export.

In the first quarter of 2021, Cronos GrowCo, the Company’s joint venture in Canada, continued to become operational in phases, completing its first harvest in the first quarter of 2021. In addition to having a cultivation license for the operations contemplated by the first phase of the project, Cronos GrowCo has received a processing license, allowing it to sell into the Canadian cannabis wholesale market.

Intellectual Property Initiatives

In April 2021, Cronos Fermentation, Cronos Group’s GMP-standard fermentation and manufacturing facility in Winnipeg, Manitoba, received its processing license. This is a significant milestone not just for Cronos Group, but for the evolution of the industry and advancements in science that will be applied in an effort to elevate the consumer experience.

Enterprise Initiatives

In April 2021, Cronos Group announced the launch of its U.S. Cronos Employees Political Action Committee (the "Employees PAC"). The Employees PAC was established to support and educate legislators who are open to responsibly advancing legislation and regulation for U.S. hemp-derived CBD products in the U.S. market and supporting a regulated, safe and legal federal cannabis industry in the U.S.

In May 2021, Cronos Group released a robust Marketing Code of Conduct ("Marketing Code") as a commitment to consumers and a resource for employees, industry peers, partners and policy makers. The Company recognizes that there is a clear need for standards, which is why Cronos proactively created its own guidelines. The principles outlined in the Marketing Code apply to all marketing activities for all brands globally. The Marketing Code represents Cronos Group’s commitment to responsible marketing standards - from our leadership team to our external agencies, Cronos Group expects all such individuals to understand and follow these principles.

Rest of World Results

Cronos Group’s Rest of World reporting segment includes results of the Company’s operations for all markets outside of the U.S.

(in thousands of USD)	Three months ended March 31,	Change
2021	2020	$	%
Cannabis flower	$9,434	$2,741	$6,693	244%
Cannabis extracts	703	3,400	(2,697)	(79)%
Other	33	115	(82)	(71)%
Net revenue	10,170	6,256	3,914	63%

Gross profit (loss)	$(4,139)	$(7,558)	$3,419	(45)%
Gross margin	(41)%	(121)%	N/A	80	pp

Adjusted EBITDA (i)	$(22,184)	$(29,010)	$6,826	(24)%
 (i)  See “Non-GAAP Measures” for more information, including a reconciliation of Adjusted EBITDA

First Quarter 2021
•Net revenue of $10.2 million in Q1 2021 increased by $3.9 million from Q1 2020. The increase year-over-year was primarily driven by continued growth in the adult-use cannabis flower market in Canada and sales in the Israeli medical cannabis market. Partially offset by strategic price reductions on various adult-use cannabis products in Canada in the second half of 2020 and a decrease in cannabis extract sales in Canada primarily due to fluctuating provincial demand.
•Gross loss of $4.1 million in Q1 2021 decreased by $3.4 million from Q1 2020. The decrease in losses year-over-year was primarily driven by an increase in net revenue and a decrease in inventory write-downs.
•Adjusted EBITDA loss of $22.2 million in Q1 2021 decreased by $6.8 million from Q1 2020. The improvement year-over-year was primarily driven by a decrease in gross loss and a decline in general and administrative expenses. Partially offset by increased R&D costs.

United States Results

Cronos Group’s U.S. reporting segment includes results of the Company’s operations for all brands and products in the U.S.

(in thousands of USD)	Three months ended March 31,		Change
	2021	2020	$	%
Net revenue	$2,441	$2,176	$265	12%

Gross profit (loss)	$1,176	$1,082	$94	9%
Gross margin	48%	50%	N/A	(2) pp

Adjusted EBITDA (i)	$(9,510)	$(5,782)	$(3,728)	64%
 (i)  See “Non-GAAP Measures” for more information, including a reconciliation of Adjusted EBITDA.

First Quarter 2021
•Net revenue of $2.4 million in Q1 2021 increased by $0.3 million from Q1 2020. The increase year-over-year was primarily driven by the introduction of new U.S. hemp-derived CBD products.
•Gross profit of $1.2 million in Q1 2021 increased by $0.1 million from Q1 2020.
•Adjusted EBITDA loss of $9.5 million in Q1 2021 increased by $3.7 million from Q1 2020. The increase in losses year-over-year was primarily driven by an increase in sales and marketing costs related to brand development.

Conference Call

The Company will host a conference call and live audio webcast on Friday, May 7, 2021, at 8:30 a.m. EDT to discuss First Quarter 2021 business results and outlook. The call will last approximately one hour. An audio replay of the call will be archived on the Company’s website for replay. Instructions for the conference call are provided below:

•Live audio webcast: https://ir.thecronosgroup.com/events-presentations
•Toll-Free from the U.S. and Canada dial-in: (866) 795-2258
•International dial-in: (409) 937-8902
•Conference ID: 3586688

About Cronos Group

Cronos Group is an innovative global cannabinoid company with international production and distribution across five continents. Cronos Group is committed to building disruptive intellectual property by advancing cannabis research, technology and product development. With a passion to responsibly elevate the consumer experience, Cronos Group is building an iconic brand portfolio. Cronos Group’s portfolio includes PEACE NATURALS™, a global wellness platform, two adult-use brands, COVE™ and Spinach™, and three U.S. hemp-derived CBD brands, Lord Jones™, Happy Dance™ and PEACE+™. For more information about Cronos Group and its brands, please visit: www.thecronosgroup.com.

Forward-looking Statements

This press release may contain information that may constitute forward-looking information and forward-looking statements within the meaning of applicable securities laws (collectively, “Forward-Looking Statements”), which are based upon our current internal expectations, estimates, projections, assumptions and beliefs. All information that is not clearly historical in nature may constitute Forward-Looking Statements. In some cases, Forward-Looking Statements can be identified by the use of forward-looking terminology such as “expect”, “likely”, “may”, “will”, “should”, “intend”, “anticipate”, “potential”, “proposed”, “estimate” and other similar words, expressions and phrases, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussion of strategy. Forward-Looking Statements include estimates, plans, expectations, opinions, forecasts, projections, targets, guidance or other statements that are not statements of historical fact.

Forward-Looking Statements include, but are not limited to, statements with respect to:

•the uncertainties associated with the COVID-19 pandemic, including our ability, and the abilities of our joint ventures and our suppliers and distributors, to effectively deal with the restrictions, limitations and health issues presented by the COVID-19 pandemic, the ability to continue our production, distribution and sale of our products, and demand for and the use of our products by consumers;
•laws and regulations and any amendments thereto applicable to our business and the impact thereof, including uncertainty regarding the application of United States ("U.S.") state and federal law to U.S. hemp (including CBD) products and the scope of any regulations by the U.S. Food and Drug Administration, the DEA, the U.S. Federal Trade Commission, the U.S. Patent and Trademark Office (the "PTO") and any state equivalent regulatory agencies over U.S. hemp (including CBD) products;
•the laws and regulations and any amendments thereto relating to the U.S. hemp industry in the U.S., including the promulgation of regulations for the U.S. hemp industry by the U.S. Department of Agriculture and relevant state regulatory authorities;
•the grant, renewal and impact of any license or supplemental license to conduct activities with cannabis or any amendments thereof;
•our international activities and joint venture interests, including required regulatory approvals and licensing, anticipated costs and timing, and expected impact;
•our ability to successfully create and launch brands and further create, launch and scale U.S. hemp-derived consumer products, and cannabis products;
•the benefits, viability, safety, efficacy, dosing and social acceptance of cannabis including CBD and other cannabinoids;
•expectations regarding the implementation and effectiveness of key personnel changes;
•the anticipated benefits and impact of the Altria's C$2.4 billion (approximately $1.8 billion) investment in us (the “Altria Investment”);
•the potential exercise of the warrant held by Altria, pre-emptive rights and/or top-up rights in connection with the Altria Investment, including proceeds to us that may result therefrom;

•expectations regarding the use of proceeds of equity financings, including the proceeds from the Altria Investment;
•the legalization of the use of cannabis for medical or adult-use in jurisdictions outside of Canada, the related timing and impact thereof and our intentions to participate in such markets, if and when such use is legalized;
•expectations regarding the potential success of, and the costs and benefits associated with, our joint ventures, strategic alliances and equity investments, including the strategic partnership (the "Ginkgo Strategic Partnership") with Ginkgo Bioworks, Inc.;
•our ability to execute on our strategy and the anticipated benefits of such strategy;
•expectations of the amount or frequency of impairment losses, including as a result of the write-down of intangible assets, including goodwill;
•the ongoing impact of the legalization of additional cannabis product types and forms for adult-use in Canada, including federal, provincial, territorial and municipal regulations pertaining thereto, the related timing and impact thereof and our intentions to participate in such markets;
•the future performance of our business and operations;
•our competitive advantages and business strategies;
•the competitive conditions of the industry;
•the expected growth in the number of customers using our products;
•our ability or plans to identify, develop, commercialize or expand our technology and R&D initiatives in cannabinoids, or the success thereof;
•expectations regarding acquisitions and dispositions and the anticipated benefits therefrom, including the proposed sale of our Original B.C. Ltd. (“OGBC”) production facility;
•expectations regarding revenues, expenses and anticipated cash needs;
•expectations regarding cash flow, liquidity and sources of funding;
•expectations regarding capital expenditures;
•the expansion of our production and manufacturing, the costs and timing associated therewith and the receipt of applicable production and sale licenses;
•the expected growth in our growing, production and supply chain capacities;
•expectations regarding the resolution of litigation and other legal and regulatory proceedings, reviews and investigations;
•expectations with respect to future production costs;
•expectations with respect to future sales and distribution channels and networks;
•the expected methods to be used to distribute and sell our products;
•the anticipated future gross margins of our operations;
•accounting standards and estimates;
•our ability to timely and effectively remediate any material weaknesses in our internal control over financial reporting; and
•expectations regarding the costs and benefits associated with our contracts and agreements with third parties, including under our third-party supply and manufacturing agreements.

Certain of the Forward-Looking Statements contained herein concerning the industries in which we conduct our business are based on estimates prepared by us using data from publicly available governmental sources, market research, industry analysis and on assumptions based on data and knowledge of these industries, which we believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. The industries in which we conduct our business involve risks and uncertainties that are subject to change based on various factors, which are described further below.

The Forward-Looking Statements contained herein are based upon certain material assumptions that were applied in drawing a conclusion or making a forecast or projection, including: (i) our ability, and the abilities of our joint ventures and our suppliers and distributors, to effectively deal with the restrictions, limitations and health issues presented by the COVID-19 pandemic and the ability to continue our production, distribution and sale of our products and customer demand for and use of our products; (ii) management’s perceptions of historical trends, current conditions and expected future developments; (iii) our ability to generate cash flow from operations; (iv) general economic, financial market, regulatory and political conditions in which we operate; (v) the production and manufacturing capabilities and output from our facilities and our joint ventures, strategic alliances and equity investments; (vi) consumer interest in our products; (vii) competition; (viii) anticipated and unanticipated costs; (ix) government regulation of our activities and products including but not limited to the areas of taxation and environmental protection; (x) the timely receipt of any required regulatory authorizations, approvals, consents, permits and/or licenses; (xi) our ability to obtain qualified staff, equipment and services in a timely and cost-efficient manner; (xii) our ability to conduct operations in a safe, efficient and effective manner; (xiii) our ability to realize anticipated benefits, synergies or generate revenue, profits or value from our recent acquisitions into our existing operations; (xiv) our ability to complete planned dispositions, including the sale of OGBC, and, if completed, obtain our anticipated sales price; and (xv) other considerations that management believes to be appropriate in the circumstances. While our management considers these assumptions to be reasonable based on information currently available to management, there is no assurance that such expectations will prove to be correct.

By their nature, Forward-Looking Statements are subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct and that objectives, strategic goals and priorities will not be achieved. A variety of factors, including known and unknown risks, many of which are beyond our control, could cause actual results to differ materially from the Forward-Looking Statements in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf. Such factors include, without limitation, the risk that the COVID-19 pandemic may disrupt our operations and those of our suppliers and distribution channels and negatively impact the demand for and use of our products; the risk that cost savings and any other synergies from the Altria Investment may not be fully realized or may take longer to realize than expected; the risk that we will not complete planned dispositions, including the sale of OGBC, or, if completed, obtain our anticipated sales price; the implementation and effectiveness of key personnel changes; future levels of revenues; consumer demand for cannabis and U.S. hemp products; our ability to manage disruptions in credit markets or changes to our credit ratings; future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; business strategies, growth opportunities and expected investment; the adequacy of our capital resources and liquidity, including but not limited to, availability of sufficient cash flow to execute our business plan (either within the expected timeframe or at all); the potential effects of judicial, regulatory or other proceedings, or threatened litigation or proceedings, on our business, financial condition, results of operations and cash flows; volatility in and/or degradation of general economic, market, industry or business conditions; compliance with applicable environmental, economic, health and safety, energy and other policies and regulations and in particular health concerns with respect to vaping and the use of cannabis and U.S. hemp products in vaping devices; the anticipated effects of actions of third parties such as competitors, activist investors or federal (including U.S. federal), state, provincial, territorial or local regulatory authorities or self-regulatory organizations, changes in regulatory requirements in relation to our business and products; and the factors discussed under the heading “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent reports on Form 10-Q. Readers are cautioned to consider these and other factors, uncertainties and potential events carefully and not to put undue reliance on Forward-Looking Statements.

Forward-Looking Statements are provided for the purposes of assisting the reader in understanding our financial performance, financial position and cash flows as of and for periods ended on certain dates and to present information about management’s current expectations and plans relating to the future, and the reader is cautioned that the Forward-Looking Statements may not be appropriate for any other purpose. While we believe that the assumptions and expectations reflected in the Forward-Looking Statements are reasonable based on information currently available to management, there is no assurance that such assumptions and expectations will prove to have been correct. Forward-Looking Statements are made as of the date they are made and are based on the beliefs, estimates, expectations and opinions of management on that date. We undertake no obligation to update or revise any Forward-Looking Statements, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such Forward-Looking Statements. The Forward-Looking Statements contained in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf are expressly qualified in their entirety by these cautionary statements.

As used in this press release, “CBD” means cannabidiol and “U.S. hemp” has the meaning given to the term “hemp” in the U.S. Agricultural Improvement Act of 2018, including hemp-derived CBD.

Cronos Group Inc.
Condensed Consolidated Balance Sheets
As of March 31, 2021 and December 31, 2020
(In thousands of U.S. dollars, except share amounts)

	As of March 31, 2021	As of December 31, 2020
Assets	(Unaudited)	(Audited)
Current assets
Cash and cash equivalents	$1,024,450	$1,078,023
Short-term investments	214,925	211,766
Accounts receivable, net	6,997	8,928
Other receivables	3,796	10,033
Current portion of loans receivable, net	6,717	7,083
Prepaids and other current assets	15,053	11,161
Inventory, net	46,437	44,002
Held-for-sale assets	1,969	1,176
Total current assets	1,320,344	1,372,172
Advances to joint ventures	487	467
Investments in equity accounted investees, net	19,221	19,235
Loan receivable, net	90,953	87,191
Property, plant and equipment, net	192,123	187,599
Right-of-use assets	8,538	9,776
Intangible assets, net	70,085	69,720
Goodwill	179,531	179,522
Total assets	$1,881,282	$1,925,682

Liabilities
Current liabilities
Accounts payable and other liabilities	$29,213	$42,102
Current portion of lease obligation	1,130	1,322
Derivative liabilities	272,300	163,410
Total current liabilities	302,643	206,834
Due to non-controlling interests	2,129	2,188
Lease obligation	8,231	8,492
Total liabilities	313,003	217,514
Commitments and contingencies

Shareholders’ equity
Share capital	584,912	569,260
Additional paid-in capital	32,090	34,596
Retained earnings	895,503	1,064,509
Accumulated other comprehensive income	58,144	42,999
Total equity attributable to shareholders of Cronos Group	1,570,649	1,711,364
Non-controlling interests	(2,370)	(3,196)
Total shareholders’ equity	1,568,279	1,708,168
Total liabilities and shareholders’ equity	$1,881,282	$1,925,682
See notes to consolidated financial statements.

Cronos Group Inc.
Condensed Consolidated Statements of Net Income (Loss) and Comprehensive Income (Loss)
For the three months ended March 31, 2021 and 2020
(In thousands of U.S. dollars, except share amounts, unaudited)

	Three months ended March 31,
	2021	2020
Net revenue, before excise taxes	$14,654	$9,344
Excise taxes	(2,043)	(912)
Net revenue	12,611	8,432
Cost of sales	15,574	6,946
Inventory write-down	—	7,962
Gross profit (loss)	(2,963)	(6,476)
Operating expenses
Sales and marketing	10,254	7,112
Research and development (“R&D”)	5,102	4,590
General and administrative	21,906	23,759
Share-based payments	2,499	2,436
Depreciation and amortization	735	687
Total operating expenses	40,496	38,584
Operating loss	(43,459)	(45,060)
Other income (loss)
Interest income, net	2,329	7,751
Gain (loss) on revaluation of derivative liabilities	(116,874)	113,368
Impairment loss on property, plant and equipment and right-of-use assets	(1,741)	—
Other loss	(1,859)	(378)
Total other income (loss)	(118,145)	120,741
Income (loss) from continuing operations	(161,604)	75,681
Loss from discontinued operations	(21)	—
Net income (loss)	$(161,625)	$75,681
Net income (loss) attributable to:
Cronos Group	$(161,312)	$76,040
Non-controlling interests	(313)	(359)
	$(161,625)	$75,681
Other comprehensive income (loss)
Foreign exchange gain (loss) on translation	$16,284	$(113,692)
Total other comprehensive income (loss)	16,284	(113,692)
Comprehensive loss	$(145,341)	$(38,011)
Comprehensive income (loss) attributable to:
Cronos Group	$(146,167)	$(37,675)
Non-controlling interests	826	(336)
	$(145,341)	$(38,011)
Net income (loss) per share
Basic - continuing operations	$(0.44)	$0.22
Diluted - continuing operations	(0.44)	0.20
Weighted average number of outstanding shares
Basic	363,012,740	348,817,472
Diluted	363,012,740	374,330,168
See notes to consolidated financial statements.

Cronos Group Inc.
Condensed Consolidated Statements of Cash Flows
For the three months ended March 31, 2021 and 2020
(In thousands of U.S. dollars, except share amounts, unaudited)

	Three months ended March 31,
	2021	2020
Operating activities
Net income (loss)	$(161,625)	$75,681
Items not affecting cash:
Inventory write-down	—	7,962
Share-based payments	2,499	2,436
Depreciation and amortization	1,880	1,162
Gain (loss) on revaluation of derivative liabilities	116,874	(113,368)
Impairment loss on property, plant and equipment and right-of-use assets	1,741	—
Expected credit losses on financial assets and non-cash charges to inventory	681	2,068
Other non-cash operating activities, net	1,749	643
Changes in non-cash working capital:
Accounts receivable, net	1,931	472
Other receivables	5,687	(1,235)
Prepaids and other current assets	(3,737)	(2,439)
Inventory, net	(1,007)	(14,319)
Accounts payable and other liabilities	(12,675)	2,039
Cash flows used in operating activities	(46,002)	(38,898)
Investing activities
Proceeds from (purchase of) short-term investments, net	—	80,333
Purchase of property, plant and equipment	(6,680)	(6,411)
Purchase of intangible assets	(392)	(1,105)
Advances on loans receivable	(2,645)	(14,512)
Other non-cash investing activities, net	—	781
Cash flows provided by (used in) investing activities	(9,717)	59,086
Financing activities
Repayment of lease obligations	(613)	(448)
Withholding taxes paid on share-based awards	(8,673)	—
Other non-cash investing activities, net	10	—
Cash flows provided by (used in) financing activities	(9,276)	(448)
Effect of foreign currency translation on cash and cash equivalents	11,422	(91,037)
Net change in cash and cash equivalents	(53,573)	(71,297)
Cash and cash equivalents, beginning of period	1,078,023	1,199,693
Cash and cash equivalents, end of period	$1,024,450	$1,128,396
Supplemental cash flow information
Interest paid	$—	$7
Interest received	1,157	7,758
Income taxes paid	624	—
See notes to consolidated financial statements.

Non-GAAP Measures

Cronos Group reports its financial results in accordance with Generally Accepted Accounting Principles in the U.S. (“US GAAP”). This press release refers to measures not recognized under US GAAP (“non-GAAP measures”). These non-GAAP measures do not have a standardized meaning prescribed by US GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these non-GAAP measures are provided as a supplement to corresponding US GAAP measures to provide additional information regarding our results of operations from management’s perspective. Accordingly, non-GAAP measures should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with US GAAP. All non-GAAP measures presented in this press release are reconciled to their closest reported US GAAP measure.

Adjusted EBITDA
Management reviews Adjusted EBITDA, a non-GAAP measure which excludes non-cash items or items that do not reflect management’s assessment of on-going business performance. Management defines Adjusted EBITDA as net income (loss) before interest, tax expense, depreciation and amortization adjusted for: impairment loss on property, plant and equipment and right-of-use assets, loss (gain) on revaluation of derivative liabilities, other loss (income), loss from discontinued operations, share-based payments and review costs related to the restatement of the Company’s 2019 interim financial statements, the Company’s responses to the reviews of such interim financial statements by various regulatory authorities and legal costs defending shareholder class action complaints brought against the Company as a result of the restatement (see Part II, Item 1 “Legal Proceedings” of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 for a discussion of the regulatory reviews and shareholder class action complaints relating to the restatement of the 2019 interim financial statements).

Management believes that Adjusted EBITDA provides useful insight into underlying business trends and results and provides a more meaningful comparison of period-over-period results. Management uses Adjusted EBITDA for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets.

Adjusted EBITDA by segment
Management also reviews adjusted earnings (loss) before interest, tax, depreciation and amortization by segment (“Adjusted EBITDA by segment”), a non-GAAP measure which excludes non-cash items or items that do not reflect management’s assessment of on-going business performance. Corporate expenses are removed from Adjusted EBITDA by segment. Corporate expenses are expenses that relate to the consolidated business. The Company’s method of allocating corporate expenses is refined periodically. Management defines Adjusted EBITDA by segment as net income (loss) by segment before interest, tax expense, depreciation and amortization adjusted for the same items that are adjusted in consolidated Adjusted EBITDA.

Management believes that Adjusted EBITDA by segment provides useful insight into underlying segment trends and results and provides a more meaningful comparison of period-over-period segment results. Management uses Adjusted EBITDA by segment for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets.

Adjusted EBITDA and Adjusted EBITDA by segment is reconciled to net income (loss) as follows for the three months ended March 31, 2021 and 2020:

(In thousands of U.S. dollars)	Three months ended March 31, 2021
	US	ROW	Corporate Expenses	Total
Net income (loss)	$(12,092)	$(142,147)	$(7,386)	$(161,625)
Adjustments
Interest income, net	(3)	(2,326)	—	(2,329)
Impairment loss on property, plant and equipment and right-of-use assets	1,741	—	—	1,741
Loss on revaluation of derivative liabilities	—	116,874	—	116,874
Other loss	—	1,859	—	1,859
Loss from discontinued operations	—	21	—	21
Share-based payments	745	1,754	—	2,499
Review costs related to restatement of 2019 interim financial statements	—	—	2,005	2,005
Adjusted EBIT	(9,609)	(23,965)	(5,381)	(38,955)
Adjustments
Depreciation and amortization	99	1,781	—	1,880
Adjusted EBITDA	$(9,510)	$(22,184)	$(5,381)	$(37,075)

(In thousands of U.S. dollars)	Three months ended March 31, 2020
	US	ROW	Corporate Expenses	Total
Net income (loss)	$(6,516)	$88,867	$(6,670)	$75,681
Adjustments
Interest income, net	(7)	(7,744)	—	(7,751)
Gain on revaluation of derivative liabilities	—	(113,368)	—	(113,368)
Other loss	—	378	—	378
Share-based payments	706	1,730	—	2,436
Review costs related to restatement of 2019 interim financial statements	—	—	4,407	4,407
Adjusted EBIT	(5,817)	(30,137)	(2,263)	(38,217)
Adjustments
Depreciation and amortization	35	1,127	—	1,162
Adjusted EBITDA	$(5,782)	$(29,010)	$(2,263)	$(37,055)

Other items affecting the comparability of net income (loss) during Q1 2021 and Q1 2020
Interest income, net
For Q1 2021, we reported interest income, net of $2.3 million representing a decrease of $5.4 million from Q1 2020. Net interest income in the first quarter of 2021 decreased compared to the first quarter of 2020 primarily due to a lower interest earning account during the three months ended March 31, 2021 compared to the interest earning accounts during the three months ended March 31, 2020.
Gain/loss on revaluation of derivative liabilities
For Q1 2021, we reported a loss on revaluation of derivative liabilities of $116.9 million representing a decrease of $230.2 million from Q1 2020. The valuation of derivative liabilities is based on inputs such as the Company’s share price and volatility, expected term and expected risk-free interest rate which have in the past, and may in the future, fluctuate significantly period-to-period. The Company expects continued changes in derivative valuations. For further information, see Note 5. Derivative Liabilities to the Company’s condensed consolidated financial statements under Item 1 “Financial Statements” of the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021.
Review costs related to restatement of 2019 interim financial statements
For Q1 2021, we reported review costs related to the restatement of 2019 interim financial statements of $2.0 million, which are included within general and administrative expenses in the consolidated statements of net income (loss) representing a decrease of $2.4 million from Q1 2020. These financial statement review costs include costs related to the restatement of the Company’s 2019 interim financial statements, costs related to the Company’s responses to requests for information from various regulatory authorities relating to such restatement and legal costs defending shareholder class action complaints brought against the Company as a result of the restatement.
Impairment loss on property, plant and equipment and right-of-use assets
For Q1 2021, we reported an impairment loss on property, plant and equipment of $1.0 million related to leasehold improvements located within leased premises, encompassing approximately 6,000 square feet, in Los Angeles, California, which the Company determined it no longer had plans to use. An impairment loss on the associated right-of-use asset of $0.7 million was also recorded during Q1 2021. No impairment loss was recognized on leasehold improvements or right-of-use assets during Q1 2020.

Foreign currency exchange rates

All currency amounts in this Press Release are stated in U.S. dollars (“USD”), which is our reporting currency, unless otherwise noted. All references to “dollars” or “$” are to USD. The assets and liabilities of the Company's foreign operations are translated into USD at the exchange rate in effect as of March 31, 2021, December 31, 2020, and March 31, 2020. Transactions affecting shareholders' equity are translated at historical foreign exchange rates. The consolidated statements of net income (loss) and comprehensive income (loss) and the consolidated statements of cash flows of the Company's foreign operations are translated into USD by applying the average foreign exchange rate in effect for the reporting period using Bloomberg.

The exchange rates used to translate from USD to Canadian dollars (“C$”) is shown below:

(Exchange rates are shown as C$ per $)	As of
	March 31, 2021	March 31, 2020	December 31, 2020
Average rate	1.2665	1.3437	1.3036
Spot rate	1.2563	1.4062	1.2751

For further information, please contact:
Shayne Laidlaw
Investor Relations
Tel: (416) 504-0004
investor.relations@thecronosgroup.com